Squire Sanders (US) LLP 1 E. Washington St., Suite 2700 Phoenix, Arizona 85004 O +1 602 528 4000 F +1 602 253 8129 squiresanders.com

EXHIBIT 5.1

August 15, 2013

Board of Directors of HNI Corporation
408 East Second Street
Muscatine, Iowa 52761

Ladies and Gentlemen:

We have acted as counsel to HNI Corporation, an Iowa corporation (the "Corporation"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Corporation with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 4,000,000 additional shares of its common stock, $1.00 par value (the "Shares"), issuable pursuant to the HNI Corporation 2007 Stock-Based Compensation Plan (the "Plan").

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.  For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, and the conformity to authentic originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the Corporation filing this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are "experts" within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

Very truly yours,

/s/ Squire Sanders (US) LLP

39 Offices in 19 Countries
Squire Sanders (US) LLP is part of the international legal practice Squire Sanders which operates worldwide through a number of separate legal entities.

Please visit squiresanders.com for more information.